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                                                                  EXHIBIT 11.1

                                   CNA FINANCIAL CORPORATION
                           COMPUTATION OF NET INCOME PER COMMON SHARE

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
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YEAR ENDED DECEMBER 31                                                    1993     1992     1991    1990    1989
(In millions, except per share data)
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
Weighted average shares outstanding ..................................    61.8     61.8     61.8    61.8    61.9
                                                                         =====   ======    =====   =====   =====
Net income (loss) before cumulative effect of accounting changes......  $267.5  $(662.5)  $612.5  $366.5  $613.5
Less preferred stock dividends........................................     4.0      4.2      6.8     9.8    10.8
                                                                         -----   ------    -----   -----   -----
  Net income (loss) before cumulative effect of accounting changes
    available to common stockholders..................................   263.5   (666.7)   605.7   356.7   602.7
Cumulative effect on prior years of changes in accounting principles..      -     331.9       -       -       -
                                                                         -----   ------    -----   -----   -----
  Net income (loss) available to common stockholders..................  $263.5  $(334.8)  $605.7  $356.7  $602.7
                                                                         =====   ======    =====   =====   =====
Earnings per share:
Net income (loss) before cumulative effect of accounting changes......  $ 4.26  $(10.79)  $ 9.80  $ 5.77  $ 9.73
Cumulative effect on prior years of changes in accounting principles..      -      5.37       -       -       -
                                                                         -----   ------    -----   -----   -----
  Net income (loss) available to common stockholders                    $ 4.26  $ (5.42)  $ 9.80  $ 5.77  $ 9.73
                                                                         =====   ======    =====   =====   =====
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